Exhibit 10.27
TERMS FOR
2020 RESTRICTED STOCK UNIT GRANTS
UNDER THE MERCK & CO., 2019 INCENTIVE STOCK PLAN

This is a summary of the terms applicable to the Restricted Stock Unit (RSU) Award specified in this document.
Different terms may apply to any prior or future RSU Awards.

Grant Type:	RSU - Annual
Grant Date:	May 1, 2020

Vesting Dates	Portion that Vests
May 1, 2021	First: 33.333%
May 1, 2022	Second: 33.333%
May 1, 2023	Third: Balance

Eligibility: Eligibility for grants is determined under the Merck & Co., Inc. 2019 Incentive Stock Plan for employees of the Company, its subsidiaries, its affiliates or its joint ventures if designated by the Compensation and Benefits Committee of Merck’s Board of Directors, or its delegate (the “Committee”).

I.GENERAL INFORMATION

IMPORTANT NOTICE: This grant requires you to affirmatively accept it. You MUST log onto the Morgan Stanley website at (http://www.morganstanley.com/spc/knowledge/managing-equity/managing-your-existing-awards/accepting-awards-grants/) to accept the grant.

Follow the procedure described on the Morgan Stanley website to accept your RSU Award within 90 days. Failure to accept the terms and conditions of your RSU Award within 90 days may result in Forfeiture of the RSU Award.

A.Restricted Period. The Restricted is the period during which this RSU Award is restricted and subject to forfeiture. The Restricted Period ends with respect to one-third of this RSU Award on each of the First, Second, and Third anniversaries of the Grant Date as shown in the box above, unless ended earlier under Article II below. No voting rights apply to this RSU Award. No fractional shares will be awarded: all calculations are subject to rounding.

B.Dividend Equivalents. During the Restricted Period, dividend equivalents will be accrued for the holder (“you”) if and to the extent dividends are paid by the Company on Merck Common Stock. Payment of such dividends will be made, without interest or earnings, at the time of distribution. If any portion of this RSU award lapses, is forfeited or expires, no dividend equivalents will be credited or paid on such portion. Any payment of dividend equivalents will be reduced to the extent necessary for the Company to satisfy any tax or other withholding obligations.

C.Distribution. Upon the expiration of the Restricted Period if you are then employed, you will be entitled to receive a number of shares of Merck common stock equal to the number of RSUs that have become unrestricted and the dividend equivalents that accrued on that portion. Prior to distribution, you must deliver to the Company an amount the Company determines to be sufficient to satisfy any amount required to be withheld, including applicable taxes. The Company may, in its sole discretion, withhold from the RSU Award distribution a number of shares to pay applicable withholding (including taxes).

D.409A Compliance. Anything to the contrary notwithstanding, no distribution of RSUs may be made unless in compliance with Section 409A of the Internal Revenue Code or any successor thereto. Specifically, distributions made due to a separation from service (as defined in Section 409A) to a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, to the extent required by Section 409A of the Code will not be made until administratively feasible following the first day of the sixth month following the separation from service, in the same form as they would have been made had this restriction not applied; provided further, that dividend equivalents that otherwise would have accrued will accrue during the period during which distribution is suspended.

E.Subject to Recoupment. For employees in Band 600 and above, this RSU Award will be subject to recoupment in the event of certain violations of Company policy in accordance with the Company’s policy for Recoupment of Compensation for Compliance Violations, as set forth in Appendix A (as may be amended from time to time).

II.TERMINATION OF EMPLOYMENT

If your employment with the Company is terminated during the Restricted Period, your right to the RSU Award will be determined according to the terms in this Section II.

A.General Rule. If your employment is terminated during the Restricted Period for any reason other than those specified in the following paragraphs, the unvested portion of this RSU Award (and any accrued dividend equivalents) will be forfeited on the date your employment ends. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.

B.Sale. If your employment is terminated during the Restricted Period and the Company determines that such termination resulted from the sale of your subsidiary, division or joint venture, the following portion of your RSU Award and accrued dividend equivalents will be distributed to you at such time as it would have been paid if your employment had continued: one-third if employment terminates on or after the Grant Date but before the first anniversary thereof; and all if employment terminates on or after the first anniversary of the Grant Date. The remainder will be forfeited on the date your employment ends. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.

C.Involuntary Termination. If the company determines that your employment is involuntarily terminated during the Restricted Period but on or after the First Anniversary, a pro rata portion of your unvested RSU Award and accrued dividend equivalents will be distributed to you at such time as they would have been paid if your employment had continued. The pro rata portion will equal the full amount of this RSU Award (whether or not vested) times the number of completed months during the Restricted Period and prior to the date employment terminates, divided by 36; reduced by the number of RSUs that have vested pursuant to Paragraph A. The remainder and any accrued dividends will be forfeited on the date your employment ends. An “involuntary termination” includes termination of your employment by the Company as the result of a restructuring or job elimination, but excludes non-performance of your duties and the reasons listed under paragraphs B, or D through H of this section. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.

D.Retirement. If your employment terminates by retirement during the Restricted Period, a pro rata portion of your unvested RSU Award and accrued dividend equivalents will be distributed to you at such time as they would have been paid if your employment had continued. The pro rata portion will equal the full amount of this RSU Award (whether or not vested) times the number of completed months during the Restricted Period and prior to the date employment terminates, divided by 36; reduced by the number of RSUs that have vested pursuant to Paragraph A. The remainder and any accrued dividends will be forfeited on the date your employment ends. For grantees who are employed in the U.S., “retirement” means a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service (b) such age and service that provides eligibility for subsidized retiree medical coverage or (c) age 65 without regard to years of service. For other grantees, “retirement” is determined by the Company. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.

E.Death. If your employment terminates due to your death during the Restricted Period, all of this RSU Award and accrued dividend equivalents will be distributed to your estate as soon as possible after your death. If you die during the Restricted Period, but after your employment terminates for the reasons listed under paragraphs B, C, D, G or H of this section, the remaining, non-forfeited portion of this RSU Award and accrued dividend equivalents will be distributed to your estate as soon as possible after your death.

F.Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this RSU Award and accrued dividend equivalents will be forfeited immediately upon your receipt of notice of such termination.

G.Disability. If your employment is terminated during the Restricted Period and the Company determines that such termination resulted from inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program, then this RSU Award will continue and be distributable in accordance with its terms as if employment had continued and will be distributed at the time active RSU Grantees receive distributions with respect to this RSU Award.

H.Change in Control. If the Company involuntarily terminates your employment during the Restricted Period without Cause before the second anniversary after the closing of any change in control, then this RSU Award will continue in accordance with its terms as if employment had continued and will be distributed at the time active RSU Grantees receive distributions with respect to this RSU Award. If this RSU does not remain outstanding following the change in control and is not converted into a successor RSU, then you will be entitled to receive cash for this RSU in an amount equal to the fair market value of the consideration paid to Merck stockholders for a share of Merck common stock in the change in control payable within 30 days of the closing of the change in control. On the second anniversary of the closing of the change in control, this paragraph shall expire. Change in control is defined in the Merck & Co., Inc. Change in Control Separation Benefits Plan (excluding an MSD Change in Control), but if RSUs are considered “deferred compensation” under Section 409A of the Internal Revenue Code, the definition of change in control will be modified to the extent necessary to comply with Section 409A.

I.Joint Venture. Employment with a joint venture or other entity in which the Company has a significant business or ownership interest is not considered termination of employment for purposes of this RSU Award. Such employment must be approved by, and contiguous with employment by, the Company. The terms set out in paragraphs A-H above apply to this RSU Award while you are employed by the joint venture or other entity.

III.TRANSFERABILITY

This RSU Award is not transferable and may not be assigned or otherwise transferred.

IV.ELECTRONIC ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to the RSU or future RSUs that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

V.ADMINISTRATION

The Committee is responsible for construing and interpreting this grant, including the right to construe disputed or doubtful plan provisions, and may establish, amend and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this grant. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding and conclusive upon the Company, all eligible employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the eligible employees, the form, amount and timing of incentives, the terms and provisions of incentives and the writings evidencing incentives, need not be uniform and may be made selectively among eligible employees who receive, or are eligible to receive, Incentives hereunder, whether or not such eligible employees are similarly situated.

VI.GRANTS NOT PART OF THE EMPLOYMENT CONTRACT

Notwithstanding reference to grants of incentives in letters offering employment or in specific employment agreements, incentives do not constitute part of any employment contract between the Company or JV and the grantee, whether the employment contract arises as a matter of agreement or applicable law. The value of any grant or of the proceeds of any exercise of incentives are not included in calculating compensation for purposes of pension payments, separation pay, termination indemnities or other similar payments due upon termination of employment.

This RSU Award is subject to the provisions of the 2019 Incentive Stock Plan. For further information regarding your RSU Award, you may access the Merck Global Long-Term Incentives homepage via http://one.merck.com

Appendix
Recoupment of Compensation for Compliance Violations

POLICIES AND PROCEDURES

Policy
It is the policy of the Compensation and Benefits Committee of the Board of Directors (the “Committee”) that the Committee will exercise its discretion to determine whether to seek Recoupment of any bonus and/or other incentive compensation paid or awarded to an Affected Employee with respect to any performance period beginning after December 31, 2013, where it determines, in consultation with the Audit Committee, that: a) the Affected Employee engaged in misconduct, or failed to reasonably supervise an employee who engaged in misconduct, that resulted in a Material Policy Violation relating to the research, development, manufacturing, sales, or marketing of Company products; and b) the Committee concludes that the Material Policy Violation caused Significant Harm to the Company, as those terms are defined in this policy. The Committee’s exercise of its discretion may take into account any considerations determined by the Committee to be relevant.

Definitions
1.“Recoupment” is defined to include any and all of the following actions to the extent permitted by law: (a) reducing the amount of a current or future bonus or other cash or non-cash incentive compensation award, (b) requiring reimbursement of a bonus or other cash-based incentive compensation award paid with respect to the most recently completed performance period, (c) cancelling all or a portion of a future-vesting equity award, (d) cancelling all or a portion of an equity award that vested within the previous twelve- month period, (e) requiring return of shares paid upon vesting and/or reimbursement of any proceeds received from the sale of an equity award, in each case that vested within the previous twelve-month period, and (f) any other method of reducing the total compensation paid to an employee for any prior twelve-month period or any current or future period.

2.A “Material Policy Violation” is defined as a material violation of a Company policy relating to the research, development, manufacturing, sales, or marketing of Company products.

3.An “Affected Employee” is an employee in Band 600 or higher who (i) engaged in misconduct that results in a Material Policy Violation; or (ii) failed in his or her supervisory responsibilities to reasonably manage or monitor the conduct of an employee who engaged in misconduct that results in a Material Policy Violation.

4.“Significant Harm” means a significant negative impact on the Company’s financial operating results or reputation.

Procedures
1.The Committee, acting in consultation with the Audit Committee, shall administer this policy and have full discretion to interpret and to make any and all determinations under this policy, subject to the approval of the full Board of Directors in the case of a determination to seek or waive Recoupment from the Chief Executive Officer.

2.The General Counsel, in consultation with the Chief Ethics and Compliance Officer and the Executive Vice President, Human Resources, is responsible for determining whether to refer a matter to the Committee for review under this policy and for assisting the Committee with its review. The Committee may consult with other Board Committees and any external or internal advisors as it deems appropriate.

3.If the Committee, acting in consultation with the Audit Committee, determines that there is a basis for seeking Recoupment under this policy, the Committee shall exercise its discretion to determine for each Affected Employee, on an individual basis, and to what extent and in which manner, to seek Recoupment.

4.In exercising its discretion, the Committee may take into consideration, as it deems appropriate, all of the facts and circumstances of the particular matter and the general interests of the Company.

Delegation to Management for Certain Recoupment Decisions
The Committee hereby delegates to the Chief Executive Officer (who may further delegate as he deems appropriate) the authority to administer this policy and to make any and all decisions under it regarding Affected Employees who are not Section 16 Officers of the Company. Section 16 Officers are employees of the Company who are subject to Section 16 of the Securities Exchange Act of 1934. Management shall report to the Committee on any affirmative decisions to seek Recoupment pursuant to this delegation.

Disclosure of Recoupment Decisions
The Company will comply with all applicable securities laws and regulations, including Securities and Exchange Commission disclosure requirements regarding executive compensation. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.

Miscellaneous
Nothing in this policy shall limit or otherwise affect any of the following: 1) management’s ability to take any disciplinary action with respect to any Affected Employee; 2) the Committee’s ability to use its negative discretion with respect to any incentive compensation performance target at any time; or 3) the Committee’s or management’s ability to reduce the amount (in whole or in part) of a current or future bonus or other cash or non- cash incentive compensation award to any executive or other employee for any reason as they may deem appropriate and to the extent permitted by law. Nothing in this policy shall replace or otherwise limit or affect the Clawback Policy for EIP Awards Upon Significant Restatement of Financial Results and/or the Clawback Policy for PSUs Upon Significant Restatement of Financial Results.